Exhibit 10.2

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE OR SOLD UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE. THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER HEREOF IN ORDER TO EFFECT A PARTIAL PAYMENT, REDEMPTION OR CONVERSION HEREOF. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT SHOWN BELOW.

SKYPOSTAL NETWORKS, INC.

3% SENIOR SECURED CONVERTIBLE NOTE

Issue Date: May 19, 2010	$2,260,000

FOR VALUE RECEIVED, SKYPOSTAL NETWORKS, INC., a Nevada corporation (the “Company”), hereby promises to pay to the order of LBI Investments, LLC or its permitted successors or assigns (the “Holder”) the sum of Two Million Two Hundred Sixty Thousand Dollars ($2,260,000) in same day funds on or before the three (3) year anniversary of the Issue Date (the “Maturity Date”). The Holder may convert amounts of principal of and interest accrued on this Note into shares (“Conversion Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), on the terms and subject to the conditions set forth herein.

The Company has issued this Note pursuant to a Note Purchase Agreement, dated as of May 17, 2010 (the “Note Purchase Agreement”). This Note may be sold, transferred or assigned only in accordance with the terms of the Note Purchase Agreement. The Notes issued by the Company pursuant to the Note Purchase Agreement, including this Note, are collectively referred to herein as the “Notes”.

The following terms shall apply to this Note:

1.           DEFINITIONS.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Interest Rate” means an annual rate equal to three percent (3%), computed on the basis of a 360-day year and calculated using the actual number of days elapsed since the Issue Date or the date on which Interest was most recently paid, as the case may be, and compounded monthly.

“Board Appointment Date”has the meaning set forth in the Note Purchase Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange is closed or on which banks are authorized by law to close in New York, New York.

“Cash Flow Positive” means that the Company has achieved net positive cash flow from operations (determined in accordance with GAAP after deducting capital expenditures in an aggregate amount not to exceed $500,000) of at least $750,000 for three (3) consecutive fiscal quarters

“Continuing Director” means at any date a member of the Company's Board of Directors (i) who was a member of such board on the Board Appointment Date or (ii) who was nominated or appointed by at least a majority of the directors who were Continuing Directors at the time of such nomination or appointment or whose election to the Company's Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such recommendation or endorsement or such lesser number comprising a majority of a nominating committee if authority for such recommendation or endorsement has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Conversion Price” means $.05 (subject to adjustment as provided herein).

“Convertible Securities” means securities or other instruments which are convertible into or exercisable or exchangeable for Common Stock.

“Daily Trading Volume” means, as of any Trading Day, the trading volume of the Common Stock, expressed as an aggregate dollar amount, on the Principal Market as reported by the Principal Market.

“Debt” means as to any Person at any time: (a) all indebtedness, liabilities and obligations of such Person for borrowed money; (b) all indebtedness, liabilities and obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days; (c) all capital lease obligations of such Person; (d) all Debt of others guaranteed by such Person; (e) all indebtedness, liabilities and obligations secured by a Lien existing on Property owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby have been assumed by such Person or are non-recourse to such Person; (f) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; and (g) all liabilities and obligations of such Person to redeem or retire shares of capital stock of such Person.

“Default Interest Rate” means the lower of eight percent (8%) and the maximum rate permitted by applicable law or by the applicable rules or regulations of any Governmental Authority.

“Governmental Authority” means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any stock exchange, securities market or self-regulatory organization.

“Issue Date” means the date on which this Note is issued pursuant to the Note Purchase Agreement.

“Lien” and “Permitted Lien” shall have the respective meanings set forth in the Note Purchase Agreement.

“Liquidity Event” means the existence or occurrence of any of the following: (a) a liquidation, dissolution or winding up of the Company; (b) a merger, consolidation or similar transaction of the Company with or into another entity if, after such merger, the holders of a majority of the Company’s voting securities immediately prior to the transaction do not hold a majority of the voting securities of the successor entity, (c) the sale, license or lease of all or substantially all of the Company’s assets.

“Major Transaction” means a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Company or another entity or the Company shall sell all or substantially all of its assets.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of the Company and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Company to perform any of its obligations under any Transaction Document to which it is or will be a party or (c) a material impairment of the rights and remedies of or benefits available to the Holder under any Transaction Document.

“Maturity Date” has the meaning set forth in the preamble to this Agreement.

“Person” means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity.

“PIK Amount” has the meaning specified in paragraph 2(b) hereof.

“Principal Market” means the principal securities exchange or market on which the Common Stock is listed or traded.

“Purchase Rights” means any options, warrants or other rights to purchase or subscribe for Common Stock or Convertible Securities.

“Registrable Securities” has the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” means the agreement between the Holder and the Company pursuant to which the Company has agreed to register the shares of Common Stock issuable under the Notes and the Warrants.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Scheduled Interest Payment Date” means June 1, 2010 and the first day of each calendar month thereafter, provided, that if any of such days in any year is not a Business Day, then the Scheduled Interest Payment Date shall be the Business Day immediately following such date.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Company.

“Trading Day” means a Business Day on which shares of Common Stock are purchased and sold on the Principal Market.

“Transaction Documents” means (i) the Note Purchase Agreement, (ii) the Notes, (iii) the Warrants, (iv) the Registration Rights Agreement, and (v) all other agreements, documents and other instruments executed and delivered by or on behalf of the Company any of its officers at the Closing.

“VWAP” on a Trading Day means the volume weighted average price of the Common Stock for such Trading Day on the Principal Market as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Holder and reasonably satisfactory to the Company.  If VWAP cannot be calculated for the Common Stock on such Trading Day on any of the foregoing bases, then the Company shall submit such calculation to an independent investment banking firm of national reputation reasonably acceptable to the Investors, and shall cause such investment banking firm to perform such determination and notify the Company and the Investors of the results of determination no later than two (2) Business Days from the time such calculation was submitted to it by the Company.  All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

“Warrants” means the warrants issued pursuant to the Note Purchase Agreement.

All definitions contained in this Note are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Note refer to this Note as a whole and not to any particular provision of this Note. Any capitalized term used but not defined herein has the meaning specified in the Note Purchase Agreement.

2.           INTEREST.

(a)           Interest Rate. This Note shall bear interest on the unpaid principal amount hereof (“Interest”) at a rate per annum equal to the Applicable Interest Rate.

(b)           Interest Payments.  The Company shall pay accrued and unpaid Interest (i) on each Scheduled Interest Payment Date, (ii) on the Maturity Date and (iii) on any date on which the entire principal amount of this Note is paid in full (whether through conversion or otherwise) (each of (i), (ii) and (iii) being referred to herein as an “Interest Payment Date”).  The Company shall pay Interest in cash by wire transfer of immediately available funds; provided, however, that prior to the date on which the Company becomes Cash Flow Positive, it may, in lieu of paying interest in cash on any Scheduled Interest Payment Date, pay interest “in kind” (a “PIK Amount”), which shall be capitalized and added on each Scheduled Interest Payment Date to the then outstanding principal amount of this Note.  In no event may interest on any Loan be paid in kind on a Scheduled Interest Payment Date if, on such Scheduled Interest Payment Date, an Event of Default (or an event or circumstance that, with the giving of notice or passage of time (or both) would constitute an Event of Default, has occurred, and in such event Interest shall be due and payable in cash in immediately available funds on such Scheduled Interest Payment Date in accordance with the terms of this Note.  For all purposes under this Agreement, all PIK Amounts capitalized under this paragraph shall be treated as principal amount of this Note. Interest that is due in cash and which is not paid on the applicable Interest Payment Date shall bear interest until paid at the Default Interest Rate. The Company shall give notice to the Holder of its intention to pay interest in kind by delivering written notice thereof at least five (5) Business Days prior to the applicable Scheduled Interest Payment Date.

3.   CONVERSION.

(a)           Right to Convert.  Subject to the conditions and limitations specifically provided herein or in the Note Purchase Agreement, the Holder shall have the right to convert, at any time and from time to time after the Issue Date, all or any part of the outstanding and unpaid principal amount of this Note and, at the option of the Holder, accrued and unpaid Interest, into such number of fully paid and non-assessable Conversion Shares as is determined in accordance with the terms hereof (a “Conversion”). Any accrued and unpaid Interest that is not converted pursuant to this paragraph 3(a) shall be paid in accordance with paragraph 2(b) above.

(b)           Conversion Notice.  In order to convert principal of (and, if the Holder so chooses, Interest accrued on) this Note, the Holder shall send by facsimile transmission, at any time prior to 5:00 p.m., eastern time, on the Business Day on which the Holder wishes to effect such Conversion (the “Conversion Date”), a properly completed notice of conversion to the Company, in the form set forth on Annex I hereto, stating the amount of principal to be converted (and, if the Holder so chooses, accrued and unpaid Interest to be converted) and a calculation of the number of shares of Common Stock issuable upon such Conversion (a “Conversion Notice”). The Conversion Notice shall also state the name or names (if not the Holder) in which the shares of Common Stock that are issuable on such Conversion shall be issued. The Holder shall not be required to physically surrender this Note to the Company in order to effect a Conversion. The Company shall maintain a record showing, at any given time, the unpaid principal amount of this Note and the date of each Conversion or other payment of principal hereof.  The Holder shall amend Annex II hereto upon any such Conversion or payment of principal to reflect the unpaid principal amount hereof.  In the case of a dispute as to the number of Conversion Shares issuable upon a Conversion (including without limitation as a result of adjustments to the Conversion Price made in accordance with Section 4 below), the Company shall promptly issue to the Holder the number of Conversion Shares that are not disputed and shall submit the disputed calculations to its independent accountants within two (2) Business Days of receipt of the Holder’s Conversion Notice. The Company shall use its best efforts to cause such accountants to calculate the Conversion Price as provided herein and to notify the Company and the Holder of the results in writing no later than two (2) Business Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error.  The fees of any such accountant shall be borne by the party whose calculations are most at variance with those of such accountant.

(c)           Number of Conversion Shares; Conversion Price.  The number of Conversion Shares to be delivered by the Company pursuant to a Conversion shall be equal to the principal amount of (and, if the Holder so elects, Interest accrued on) this Note being converted divided by the Conversion Price.

(d)           Delivery of Common Stock Upon Conversion.  (i) Upon receipt of a Conversion Notice, the Company shall, no later than the close of business on the third (3rd) Business Day following the Conversion Date set forth in such Conversion Notice (the “Delivery Date”), issue and deliver or cause to be delivered to the Holder the number of Conversion Shares determined pursuant to paragraph 3(c) above, provided, however, that any Conversion Shares that are the subject of a Dispute Procedure shall be delivered no later than the close of business on the third (3rd) Business Day following the determination made pursuant thereto. The Company shall effect delivery of Conversion Shares to the Holder, as long as the Company’s designated transfer agent or co-transfer agent in the United States for the Common Stock (the “Transfer Agent”) participates in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program (“FAST”) and no restrictive legend is required pursuant to the terms of this Note or the Note Purchase Agreement, by crediting the account of the Holder or its nominee at DTC (as specified in the applicable Conversion Notice) with the number of Conversion Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that the Transfer Agent is not a participant in FAST or if the Holder so specifies in a Conversion Notice or otherwise in writing on or before the Conversion Date, or if a restrictive legend is required pursuant to the terms of this Note or the Note Purchase Agreement, the Company shall effect delivery of Conversion Shares by delivering to the Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on such Delivery Date. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be rounded up or down, as the case may be, to the nearest whole number of Conversion Shares.  Conversion Shares delivered to the Holder shall not contain any restrictive legend unless such legend is required pursuant to the terms of the Note Purchase Agreement.

(ii)           If the Company shall fail, for any reason or for no reason, to issue and deliver to the Holder on the Delivery Date therefor the number of Conversion Shares to which the Holder is entitled upon a conversion of this Note in accordance with subparagraph (d)(i) above, then, in addition to all other remedies available to the Holder, the Company shall pay in cash to the Holder, for each period of thirty (30) days (pro rated for partial periods) following such Delivery Date until such Conversion Shares are delivered to the Holder, an amount equal to 1.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis and to which the Holder is entitled and (B) VWAP.

(iii)           In addition to any amounts payable pursuant to paragraph (ii) above, if the Company fails to timely deliver the required number of Conversion Shares in the manner required pursuant to this Section, and if prior to the receipt of such Conversion Shares, the Holder or the Holder’s broker purchases (in an open market transaction or otherwise) shares of Common Stock for delivery in satisfaction of a sale by the Holder of the Conversion Shares which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Conversion Shares that the Company was required to deliver to the Holder in connection with the conversion at issue by (B) the closing bid price of the Common Stock on the Conversion Date and (2) at the option of the Holder upon written notice delivered to the Company prior to the date on which such Conversion Shares are delivered to the Holder, either reinstate the portion of this Note and equivalent number of Conversion Shares for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. The Holder shall provide to the Company a written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with the calculation thereof in reasonable detail.

(iv)           In the event that the Company fails to deliver the required number of Conversion Shares in the manner and within the time period(s) required pursuant to this Section, then the Holder will have the right to rescind such conversion upon delivering to the Company a written notice to such effect prior to the date on which such Conversion Shares are delivered in accordance with this Section.

(v)           The Company’s obligations to issue and deliver Conversion Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the required Conversion Shares in the manner required pursuant to this Section upon conversion of this Note.

(e)           Limitations on Right to Convert.  In no event shall the Holder be permitted to convert principal of this Note if, upon such conversion, (x) the number of Conversion Shares to be issued pursuant to such Conversion plus (y) the number of shares of Common Stock beneficially owned by the Holder (other than Common Stock which may be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this paragraph 3(e) would exceed 4.99% of the number of shares of Common Stock then issued and outstanding (the “Maximum Percentage”), it being the intent of the Company and the Holder that the Holder not be deemed at any time to have the power to vote or dispose of greater than 4.99% of the number of shares of Common Stock issued and outstanding at any time. Nothing contained herein shall be deemed to restrict the right of the Holder to convert such excess principal amount at such time as such Conversion will not violate the provisions of this paragraph 3(e). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this paragraph 3(e) applies (and without limiting any rights the Company may otherwise have), the Company may rely on the Holder’s determination of whether this Note is convertible pursuant to the terms hereof, the Company shall have no obligation whatsoever to verify or confirm the accuracy of such determination, and the submission of a Conversion Notice by the Holder shall be deemed to be the Holder’s representation that this Note is convertible pursuant to the terms hereof. No prior inability to convert this Note pursuant to this paragraph 3(e) shall have any effect on the applicability of the provisions of this paragraph 3(e) with respect to any subsequent determination of whether or not this Note is convertible. In determining the number of outstanding shares of Common Stock, the Holder may rely on (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Commission (as the case may be), (2) a more recent public announcement by the Company or (3) any other notice by the Company setting forth the number of Common Shares outstanding.  Upon the request of the Holder, the Company shall, within one (1) Business Day of such request, confirm to the Holder the number of shares of Common Stock then outstanding. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage specified in such notice, provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Notes.

4.           ADJUSTMENTS TO CONVERSION PRICE.

(a)           Stock Splits, Stock Interests, Etc.  If, at any time on or after the Issue Date, the Company subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a greater number of shares, then after the date of record for effecting such subdivision, the Conversion Price shall be proportionately reduced or, if the Company combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a smaller number of shares, the Conversion Price shall be proportionately increased.

(b)           Adjustment Upon Dilutive Issuances.

(i)            Dilutive Issuances. If, at any time after the Issue Date, the Company issues or sells, or in accordance with subparagraph (ii) of this paragraph 4(b) is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price on the date of such issuance or sale (or deemed issuance or sale) (a “Dilutive Issuance”), then effective immediately upon the Dilutive Issuance, the Conversion Price shall be adjusted so as to equal the consideration per share received or receivable by the Company (on a per share basis) for the additional shares of Common Stock so issued, sold or deemed issued or sold in such Dilutive Issuance (which, in the case of a deemed issuance or sale, shall be calculated in accordance with subparagraph (ii) below).  Notwithstanding the foregoing, prior to the Effective Date, the Company will not engage in any transaction that would result in the issuance or deemed issuance of shares of Common Stock for no consideration.

(ii)           Effect On Conversion Price Of Certain Events.  For purposes of determining the adjusted Conversion Price under subparagraph (i) of this paragraph 4(b), the following will be applicable:

(A)           Issuance Of Purchase Rights.  If, at any time on or after the Issue Date,  the Company issues or sells any Purchase Rights, whether or not immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Purchase Rights (or the price of any conversion of Convertible Securities that may be acquired under such Purchase Rights, if applicable) is less than the Conversion Price in effect on the date of issuance or sale of such Purchase Rights, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of Convertible Securities, if applicable) shall, as of the date of the issuance or sale of such Purchase Rights, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. If the Purchase Rights so issued are not Variable Rate Securities, then for purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Purchase Rights” shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Purchase Rights, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Purchase Rights, plus, in the case of Convertible Securities issuable upon the exercise of such Purchase Rights, the minimum aggregate amount of additional consideration payable upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in subparagraph (ii)(B) below) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (y) the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of Convertible Securities, if applicable). No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon the exercise of such Purchase Rights or upon the conversion, exercise or exchange of Convertible Securities issuable upon exercise of such Purchase Rights. To the extent that shares of Common Stock or Convertible Securities are not delivered pursuant to such Purchase Rights, upon the expiration or termination of such Purchase Rights, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such Purchase Rights been made on the basis of delivery of only the number of shares of Common Stock actually delivered.

(B)           Issuance Of Convertible Securities.  If, at any time on or after the Issue Date, the Company issues or sells any Convertible Securities, whether or not immediately convertible, exercisable or exchangeable, and the price per share for which Common Stock is issuable upon such conversion, exercise or exchange is less than the Conversion Price in effect on the date of issuance or sale of such Convertible Securities, then the maximum total number of shares of Common Stock issuable upon the conversion, exercise or exchange of all such Convertible Securities shall, as of the date of the issuance or sale of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. If the Convertible Securities so issued or sold are not Variable Rate Securities, then for the purposes of the immediately preceding sentence, the “price per share for which Common Stock is issuable upon such conversion, exercise or exchange” shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in this subparagraph (ii)(B)) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (B) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exercise or exchange of such Convertible Securities. To the extent that shares of Common Stock are not delivered pursuant to conversion of such Convertible Securities, upon the expiration or termination of the right to convert such Convertible Securities into Common Stock, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such Convertible Securities been made on the basis of delivery of only the number of shares of Common Stock actually delivered.

(C)           Issuance of Variable Rate Securities.  If any Purchase Rights or Convertible Securities, including Convertible Securities issuable on exercise of Purchase Rights, constitute Variable Rate Securities, then for purposes of the first sentence of subparagraphs (ii)(A) and (ii)(B) of this paragraph 4(b), the “price per share for which Common Stock is issuable upon such conversion, exercise or exchange” shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Variable Rate Security have been satisfied) if the conversion price of such Variable Rate Security on the date of issuance or sale thereof were seventy-five percent (75%) of the actual conversion price on such date (the “Assumed Variable Market Price”), and, further, if such Variable Rate Security at any time or times thereafter is exercised, purchased, or converted at a price lower that the Assumed Variable Market Price, the Conversion Price in effect at such time shall be readjusted to equal the actual conversion price of such Variable Rate Convertible Security existing at the time of such exercise, purchase or conversion.  To the extent that shares of Common Stock are not delivered pursuant to the exercise, purchase or conversion of such Variable Rate Securities, upon the expiration or termination of the right to exercise, purchase or convert such Variable Rate Securities into Common Stock, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such Variable Rate Securities been made on the basis of delivery of only the number of shares of Common Stock actually delivered.

(D)           Change In Option Price Or Conversion Rate.  If there is a change at any time in (x) the amount of additional consideration payable to the Company upon the exercise of any Purchase Rights; (y) the amount of additional consideration, if any, payable to the Company upon the conversion, exercise or exchange of any Convertible Securities; or (z) the formula for determining the number of shares issuable under a Variable Rate Security (in each such case, other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Purchase Rights, Convertible Securities or Variable Securities still outstanding provided for such changed additional consideration or changed conversion, exercise or exchange rate, as the case may be, at the time initially issued or sold.

(E)           Calculation Of Consideration Received.  If any Common Stock, Purchase Rights or Convertible Securities are issued or sold for cash, the consideration received therefor will be the amount received by the Company therefor. In case any Common Stock, Purchase Rights or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Company, purchase services from the Company or otherwise provide intangible consideration to the Company, the amount of the consideration other than cash received by the Company (including the net present value of the consideration expected by the Company for the provided or purchased services) shall be the fair market value of such consideration reasonably determined in good faith by the independent members of the Company’s Board of Directors and approved by the holders of a majority in principal amount of the Notes, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the average of the last sale prices thereof on the principal market for such securities during the period of ten Trading Days immediately preceding the date of receipt. In case any Common Stock, Purchase Rights or Convertible Securities are issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Purchase Rights or Convertible Securities, as the case may be.

(F)           Other Changes.  If any other event occurs as to which the other provisions of this sub-paragraph 4(b)(ii) are not strictly applicable or if strictly applicable, would not fairly protect the conversion rights of the Holder in accordance with such provisions, then the Company shall make an adjustment in the number of and class of shares available under this Note, the Conversion Price or the application of such provisions, so as to protect such conversion rights as aforesaid. The adjustment shall be such as will give the Holder upon conversion for the same aggregate Conversion Price the total number, class and kind of shares as the Holder would have owned had this Note been converted prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.

 (iii)          Exceptions To Adjustment Of Conversion Price.  Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made pursuant to this paragraph 4(b) upon the issuance of any Excluded Securities.  For purposes hereof, “Excluded Securities” means (I) securities purchased under the Note Purchase Agreement (including all securities issued to any finder or broker for facilitating the purchase of the Notes and the Warrants, the aggregate amount of which shall be identified in writing to the Holder on or before the Issue Date); (II) securities issued upon conversion or exercise of the Notes or the Warrants; (III) shares of Common Stock issuable or issued to (x) employees, consultants or directors from time to time upon the exercise of options, in such case granted or to be granted in the discretion of the Board of Directors pursuant to one or more stock option plans or restricted stock plans in effect as of the Issue Date or adopted after the Issue Date by the independent members of the Board of Directors with substantially the same terms as such plans in effect as of the Issue Date, and (y) vendors pursuant to warrants to purchase Common Stock that are outstanding on the date hereof or issued hereafter, provided such issuances are approved by the Board of Directors; (IV) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization of the Company; (V) shares of Common Stock issued in connection with the acquisition by the Company of any corporation or other entity or business unit occurring after the Effective Date; and (VI) shares of Common Stock issued in connection with any Convertible Securities or Purchase Rights outstanding on the Issue Date.

(iv)          Notice Of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this paragraph 4(b) or any change in the number or type of stock, securities and/or other property issuable upon Conversion of this Note, the Company, at its expense, shall promptly compute such adjustment, readjustment or change and prepare and furnish to the Holder a certificate setting forth such adjustment, readjustment or change and showing in detail the facts upon which such adjustment, readjustment or change is based.  The Company shall, upon the written request at any time of the Holder, furnish to the Holder a certificate setting forth (i) such adjustment, readjustment or change, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon Conversion of this Note.

(c)           Major Transactions.  If, at any time after the Issue Date, any Major Transaction shall occur, then the Holder shall thereafter have the right to receive upon Conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable upon such Major Transaction with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon Conversion had such Major Transaction not taken place (without giving effect to any limitations on such Conversion contained in this Note or the Note Purchase Agreement). The Company shall not effect any Major Transaction unless (i) the Holder has received written notice of such transaction at least thirty (30) days prior thereto and (ii) the resulting successor or acquiring entity (if not the Company) assumes by written instrument (in form and substance reasonable satisfactory to the Holder) the obligations of the Company under this Note (including, without limitation, the obligation to make payments of Interest accrued but unpaid through the date of such consolidation, merger or sale and accruing thereafter).  The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of this Note as of the date of such transaction, and shall similarly apply to successive Major Transactions.

(d)           Distributions.  If, at any time after the Issue Date, the Company declares or makes any distribution of cash or any other assets (or rights to acquire such assets) to holders of Common Stock, including without limitation any dividend or distribution to the Company’s stockholders in shares (or rights to acquire shares) of capital stock of a subsidiary) (a “Distribution”), the Company shall deliver written notice of such Distribution (a “Distribution Notice”) to the Holder at least fifteen (15) days prior to the earlier to occur of (i) the record date for determining stockholders entitled to such Distribution (the “Record Date”) and (ii) the date on which such Distribution is made (the “Distribution Date”)(the earlier of such dates being referred to as the “Determination Date”).  In the event of a Distribution, the Company shall reduce the Conversion Price in effect on the Business Day immediately preceding the Record Date by an amount equal to the fair market value of the assets to be distributed divided by the number of shares of Common Stock as to which such Distribution is to be made, such fair market value to be reasonably determined in good faith by the independent members of the Company’s Board of Directors and approved by the holders of a majority in principal amount of the Notes; provided, however, that if the Holder notifies the Company prior to the Determination Date that it wishes to receive its share of the assets being distributed, the Company shall deliver to the Holder, at the same time that it makes such Distribution to its stockholders, the same amount and type of assets (including, without limitation, cash) being distributed as though the Holder were, on the Determination Date, the holder of a number of Conversion Shares into which this Note is convertible as of such Determination Date (such number of shares to be determined without giving effect to any limitations on such conversion). If the Holder does not notify the Company of its election pursuant to the preceding sentence on or prior to the Determination Date, the Company shall reduce the Conversion Price as described in the preceding sentence.

5.           LIQUIDITY EVENT. Upon the occurrence of a Liquidity Event, the Holder may, by written notice to the Company delivered within five (5) Business Days following the effective date of such Liquidity Event (or, if later, the date on which the Holder first learns of such Liquidity Event), redeem this Note for an amount equal to two hundred percent (200%) of all remaining principal of and unpaid Interest accrued hereon (the “Note Redemption Amount”). The Company will pay the Note Redemption Amount to the Holder within ten (10) Business Days following the receipt of such notice.

6.           EVENTS OF DEFAULT; ACCELERATION.  Upon the occurrence of any of the following events (each, an “Event of Default”):

(a)   any representation or warranty made or deemed made in or in connection with any Transaction Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Transaction Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)   default shall be made in the payment of any principal of this Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)   default shall be made in the payment of any interest on this Note (other than any PIK Amount) or any other amount (other than an amount referred to in (b) above) due under any Transaction Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days; or

(d)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any of its Subsidiaries, or of a substantial part of the property or assets of the Company or any of its Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Subsidiaries or for a substantial part of the property or assets of the Company or any of its Subsidiaries or (iii) the winding-up or liquidation of the Company or any of its Subsidiaries; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(e)   the Company or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Subsidiaries or for a substantial part of the property or assets of the Company or any of its Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(f)   default shall be made in the due observance or performance by the Company of any covenant, condition or agreement contained in this Note or any Transaction Document (other than those specified in (b) or (c) above) and such default shall continue unremedied for a period of three (3) Business Days following notice thereof from the Holder to the Company;

(g)   the Company or any Subsidiary shall default in the payment when due of any Debt in a principal amount greater than $500,000 and, as a result of such default, such Debt becomes immediately due and payable;

(h)   the Company shall fail to obtain Stockholder Approval on or before August 15, 2010;

(i)   any judgment or order for the payment of money in excess of $500,000 shall be rendered against the Company or any Subsidiary, shall remain unpaid or unstayed for a period of sixty (60) days, and shall not be covered by insurance; or

(j)   the Continuing Directors do not at any time following the Board Appointment Date constitute at least a majority of the Board of Directors of the Company.

then, and in every such event and at any time thereafter during the continuance of such event, the Holder may, by written notice to the Company, accelerate the payment of all amounts due under this Note, whereupon the principal of this Note, together with accrued Interest hereon and all other liabilities of the Company accrued hereunder and under any other Transaction Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any other Transaction Document to the contrary notwithstanding. Notwithstanding anything herein to the contrary, if an Event of Default described in paragraph (d) or (e) above occurs, all amounts due under this Note shall become immediately due and payable without notice or other act on the part of the Holder.

7.           PREPAYMENT.  Except as specifically provided by the terms of this Note, the Company shall not have the right to prepay principal of this Note prior to the Maturity Date.

8.           MISCELLANEOUS.

(a)           Priority. This Note shall rank pari passu with the other Notes issued pursuant to the Note Purchase Agreement and, except as otherwise set forth herein or in the Note Purchase Agreement, senior to all other Debt of the Company in right of payment, whether at maturity, upon acceleration or otherwise. This Note is an unconditional obligation of the Company and is secured pursuant to the terms of the Security Agreement.

(b)           Failure to Exercise Rights not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof.  All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available, and all such rights and remedies may be exercised or enforced by the Holder without notice to the Company, which notice the Company hereby expressly waives.

(c)           Notices.  Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Note shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day and (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

SkyPostal Networks, Inc.
7805 NW 15th Street
Miami, Florida  33126
Attn:         Chief Financial Officer
Tel:           (305) 599-1812
Fax:           (305) 593-0843

with a copy to:

Mazzeo Song & Bradham LLP
708 Third Avenue
New York, New York 10017
Attn:         David S. Song, Esq.
Tel:            (212) 599-0700
Fax:           (212) 599-8400

and if to the Holder, at such address as the Holder shall have furnished the Company in writing. Any party may change its address for receiving notice by giving written notice thereof to the other parties in accordance with this paragraph 8(c).

(d)           Amendments.  No amendment, modification or other change to, or waiver of any provision of, this Note may be made unless such amendment, modification or change is set forth in writing and is signed by the Company and the Holder.

(e)           Lost or Stolen Note.  Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Note, if mutilated, the Company shall execute and deliver to the Holder a new Note identical in all respects to this Note.

(f)           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

(g)           Successors and Assigns.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors (whether by merger or otherwise) and permitted assigns of the Company and the Holder. The Company may not assign its rights or obligations under this Note except as specifically required or permitted pursuant to the terms hereof.

(h)           Usury.  This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Company is permitted by applicable law to contract or agree to pay.  If by the terms of this Note, the Company is at any time required or obligated to pay interest hereunder at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer on the date first above written.

SKYPOSTAL NETWORKS, INC.

By:
Name:
Title:

ANNEX I

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal of and/or interest accrued on the Senior Secured Convertible Note (the “Note”) issued by SKYPOSTAL NETWORKS, INC. (the “Company”) into shares of common stock (“Common Stock”) of the Company according to the terms and conditions of the Note. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Note.

Date of Conversion:

Principal Amount of
Note to be Converted:

Interest Accrued on
Note to be Converted:

Number of Shares of
Common Stock to be Issued:

Name of Holder:

Address:

Signature:
Name:
Title:

Holder Requests Delivery to be made: (check one)

☐	By Delivery of Physical Certificates to the Above Address

☐	Through Depository Trust Corporation
(Account _______________)

ANNEX II

Schedule of
Decreases
of Principal Amount

Principal	Amount of
Balance	Decrease	Date

$2,260,000